Morgan Stanley High Income Advantage Trust II
Item 77(o) 10f-3 Transactions
January 1, 2001 - June 30, 2001

Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker
Air Canada
03/15/01
$98.475
$540,000
0.830%
$400,000,000.00
0.018%
Goldman
Sachs
TRW Inc.
03/07/01
$99.909
$450,000
0.710%
$500,000,000.00
0.090%
JPM/Chase



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